SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                          Date of Report: July 23, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                       Delaware                       52-1555759
               (State of Incorporation)             (I.R.S. Employer
                                                  Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


        Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.

MEDIMMUNE, INC.
Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated July 21, 1999:


FOR IMMEDIATE RELEASE
Contact:
William C. Roberts
Investor and Media Relations
MedImmune, Inc.
301-417-0770 x358

http://www.medimmune.com

MEDIMMUNE REPORTS 1999 FIRST HALF RESULTS

Gaithersburg, MD, July 21, 1999 -- MedImmune, Inc. (Nasdaq: MEDI) today reported that total revenues in the first six months of 1999 were $139.0 million, an increase of 66 percent compared with revenues of $83.9 million in the first half of 1998. Net earnings for the first half of 1999 were $18.5 million, or $0.29 per share on a diluted basis, compared to a loss of $5.4 million, or $0.10 per share, in the first half of 1998. The increase in revenues in the first half of 1999 is primarily attributable to sales of Synagis (palivizumab), the Company's humanized monoclonal antibody approved for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients (please see full prescribing information at http://www.medimmune.com/products/synagispi.htm).

Product sales for second quarter included revenue from CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) of $5.5 million, revenue from Synagis of $1.3 million and other product sales of $1.4 million. Product sales in second quarter of 1998 were $7.6 million for CytoGam and $0.6 million for other products. Other revenues for both quarters included research funding from SmithKline Beecham (NYSE:SBH) for MedImmune's HPV vaccine program and second quarter 1998 included a $15 million payment from Abbott Laboratories (NYSE: ABT) received upon U.S. Food and Drug Administration (FDA) approval of Synagis.

Cost of sales was $4.6 million for second quarter 1999 compared to $14.5 million in the 1998 quarter. Cost of sales in second quarter 1998 included a one-time $10.5 million charge for certain RespiGam inventories including raw materials purchased prior to Synagis approval. Research and development spending increased to $8.9 million in second quarter 1999 from $7.3 million in second quarter 1998 primarily due to increased clinical spending for MEDI-507 and additional Synagis trials. Selling, administrative and general expenses increased to $9.9 million in second quarter of 1999 from $3.2 million in the 1998 quarter, reflecting overall spending increases in this area as well as reimbursement in 1998 from American Home Products Corp. (NYSE:AHP) under the terms of the RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) co-promotion agreement. Excluding the effect of a one-time charge of $10.3 million in June 1998 for buying down certain Synagis royalty obligations, other operating expenses decreased to $6.0 million in second quarter 1999 from $8.8 million in 1998.

The net loss in second quarter 1999 was $10.4 million or $0.19 per share on 56.0 million shares compared to a loss of $18.6 million or $0.35 per share on 53.1 million shares in second quarter 1998. Second quarter 1999 included a benefit of $7.0 million for income taxes; no tax benefit was recorded in second quarter 1998. Cash and marketable securities at June 30, 1999 were $184.2 million compared to $134.9 million at December 31, 1998 reflecting positive cash flow from operations. Subsequent to the quarter, in early July 1999, the Company converted its seven percent convertible subordinated notes into 6.1 million shares of common stock. This had the effect of reducing long term debt and increasing shareholders' equity by approximately $60 million.

"We continue to be very pleased with our financial results as well as with the growth and development of our business," said Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. "Having completed one of the most successful biotech product launches in the U.S. ever during this past RSV season, this quarter our attention and the attention of our partners at Abbott Laboratories turned to the international marketplace. During second quarter we received a positive opinion from the European Committee for Proprietary Medicinal Products, which we hope to translate into a marketing authorization for Europe later this year. We have now received approvals in nine countries and filed for approval in 43. Also during the second quarter, our partners at Abbott began a clinical trial in Japan which we hope will put us in a position to file for marketing approval in that market next year."

Dr. Hockmeyer added, "Progress continues in other areas of the business as well. During the second quarter, our manufacturing and regulatory groups achieved another milestone with the submission of a supplement to our Biologic License Application requesting authorization from the FDA to begin marketing Synagis produced at our manufacturing facility in Frederick, Maryland. We are also on track to submit Investigational New Drug Applications to the FDA to begin clinical trials with two new vaccines later this year."

Synagis is a humanized monoclonal antibody which was approved for marketing in June 1998 by the U.S. Food and Drug Administration for the prevention of serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease. Synagis is the first monoclonal antibody to be licensed for any infectious disease. Synagis is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. In the Northern Hemisphere, the RSV season typically commences in November and lasts through April but it may begin earlier or persist later in certain communities.

CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed by MedImmune in the United States for the prophylaxis against CMV disease associated with transplantation of kidney, lung, liver, pancreas, and heart (please see full prescribing information attached and at www.medimmune.com/products/cytopi1.htm).

RespiGam is an intravenous immune globulin enriched in antibodies against RSV and is marketed by MedImmune in the United States for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with bronchopulmonary dysplasia (BPD) or a history of premature birth (please see full prescribing information attached and at www.medimmune.com/products/resppi.htm).

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. The FDA is currently reviewing a supplement to MedImmune's Biologic License Application to allow production of Synagis at its Frederick manufacturing facility. No assurance can be given that the FDA will approve the plant to supply Synagis. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.

                                 -Table Follows-

                                 MedImmune, Inc.
                   Selected Financial Information (Unaudited)
                      (in thousands, except per share data)
                       Condensed Statements of Operations





                                                  Three Months Ended June 30,  Six Months Ended June 30,
                                                  ---------------------------   ------------------------
                                                        1999        1998*        1999         1998*
                                                        ----        -----        ----         -----

Revenues:
  Product Sales                                     $   8,200    $   8,150    $ 135,196   $  51,043
  Other                                                 2,039       16,441        3,764      32,886
                                                    ---------    ---------    ---------   ---------
                                                       10,239       24,591      138,960      83,929
                                                    ---------    ---------    ---------   ---------

Costs and expenses:
  Cost of sales                                         4,554       14,483       35,821      36,758
  Research and development                              8,852        7,327       17,635      12,995
  Selling, admin. & gen                                 9,866        3,218       46,915      16,144
  Other operating expenses                              6,016       19,136       11,884      24,938
                                                    ---------    ---------    ---------   ---------
                                                       29,288       44,164      112,255      90,835
                                                    ---------    ---------    ---------   ---------
Interest income, net                                    1,671        1,005        2,930       1,543
                                                    ---------    ---------    ---------   ---------
(Loss) income before income tax                       (17,378)     (18,568)      29,635      (5,363)
(Benefit) provisionfor income taxes                    (7,017)          --       11,161          --
                                                    ---------    ---------    ---------   ---------
Net (loss) earnings                                 $ (10,361)   $ (18,568)   $  18,474   $  (5,363)
                                                    =========    =========    =========   =========
Basic (loss) earnings per share                     $   (0.19)   $   (0.35)   $     .33   $   (0.10)
                                                    =========    =========    =========   =========
Shares used in computing(loss) earnings per share      55,972       53,054       55,570      52,469
                                                    =========    =========    =========   =========
Diluted (loss) earnings per share                   $   (0.19)   $   (0.35)   $    0.29   $   (0.10)
                                                    =========    =========    =========   =========
Shares used in computing diluted (loss) earnings
 per share                                             55,972       53,054       65,682      52,469
                                                    =========    =========    =========   =========

MedImmune, Inc.
Condensed Balance Sheets                                                      June 30,      Dec. 31,
                                                                                1999          1998
                                                                             ---------      ---------

Assets:
   Cash and marketable securities                                             $184,232      $134,882
   Trade and contract receivables, net                                           2,274        34,837
   Inventory, net                                                               20,983        24,709
   Deferred taxes, net                                                          95,801        77,518
   Property and equipment, net                                                  77,265        74,822
   Other assets                                                                 15,281         6,352
                                                                              --------      --------
                                                                              $395,836      $353,120
                                                                              ========      ========

 Liabilities and shareholders' equity:
   Accounts payable                                                           $  2,072      $  4,052
   Accrued expenses                                                             20,954        33,397
   Long-term debt                                                               82,903        85,892
   Other liabilities                                                            17,286        19,947
   Shareholders' equity                                                        272,621       209,832
                                                                              --------      --------
                                                                              $395,836      $353,120
                                                                              ========      ========

Common shares outstanding                                                      56,626        54,655
                                                                              ========      ========

*Prior year share and per share amounts have been restated to give effect for the 2 for 1 stock split on December 31, 1998.

                                       ###


(REGISTRANT)      MEDIMMUNE, INC.





BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer
(DATE)            July 23, 1999